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                                                                    EXHIBIT 16.1


                            [PARKER & CO. LETTERHEAD]


                                January 22, 2001

Mr. Brian Roberts
Chief Financial Officer
Digital Village World Technologies, Inc.
#10 - 8980 Fraserwood Court
Burnaby, B.C.
B5J 5H7

Re:     Former Accountants Release Under Item 4 of Form 8-K
        ---------------------------------------------------

Dear Mr. Roberts:

     This is to confirm that the Client-Auditor relationship between Digital Village World Technologies, Inc. and Parker & Co., Chartered Accountants, has ceased on December 28, 2000 on good terms. During either of the past two fiscal years and any subsequent interim period, Parker & Co. reports on the Digital Village World Technologies, Inc.'s financial statements have not contained adverse opinions or disclaimers of opinion. In addition, during either of the past two fiscal years, and any subsequent interim periods, there have not been any disagreements between Parker & Co. and Digital Village World Technologies, Inc. on any matter of accounting principles or practice, financial statements, disclosure or auditing scope or procedure or any reportable event.

     Parker & Co., Chartered Accountants, is not in disagreement with Digital Village World Technologies, Inc. statement to the Securities and Exchange Commissions in response to Item 4 of Form 8-K on December 28, 2000, a copy of which has been attached to this letter.

                                         Very truly yours,

                                         /s/ Parker & Co.
                                         Parker & Co., Chartered Accountants


cc:      Office of the Chief Accountant
         SECPS Letter File
         Securities and Exchange Commission
         Mail Stop 11-3
         450 Fifth Street, N.W.
         Washington, D.C. 20549